UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 23, 2020

Chicken Soup for the Soul Entertainment Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-38125	81- 2560811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

132 E. Putnam Avenue, Floor 2W, Cos Cob, CT	06807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 398-0443

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	CSSE	The Nasdaq Stock Market LLC
9.75% Series A Cumulative Redeemable Perpetual Preferred Stock, $0.0001 par value per share	CSSEP	The Nasdaq Stock Market LLC
9.50% Notes Due 2025	CSSEN	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement

On July 23, 2020, Chicken Soup for the Soul Entertainment Inc., a Delaware Corporation (the “Company”), entered into a subscription agreement (the “Subscription Agreement”) with Cole Investments IX, LLC (“Investor”) pursuant to which the Company agreed to issue and sell to the Investor in a private placement an aggregate of 625,000 unregistered shares of the Company’s Class A Common Stock, par value $0.0001 (“Class A Common Stock”) at a price of $8.00 per share. The average last sale price of a share of Class A Common Stock as reported on Nasdaq for the immediately prior 30-day and 60-day periods were $7.98 and $7.97, respectively. The Subscription Agreement contains customary representations, warranties, and covenants by the Company.

The Company and Cole Investments VII, LLC, an affiliate of the Investor (“Cole VII”), both hold membership interests in Landmark Studio Group LLC (“Landmark”), a subsidiary of the Company, pursuant to Landmark’s limited liability company operating agreement dated as of September 27, 2019. Cole VII is also a lender to Landmark pursuant to that certain credit agreement dated as of September 27, 2019 in the aggregate principal amount of $5 million (the “Credit Agreement”), having an original maturity date of September 27, 2022.

The sale of the Class A Common Stock closed on July 23, 2020 and generated aggregate proceeds of $5,000,000. The Company has broad discretion to use the proceeds for working capital and other general corporate purposes.

The Subscription Agreement provides the Investor with certain registration rights, pursuant to which the Company will register the Class A Common Stock sold to the Investor. The Company has committed to file a registration statement registering the resale of the Class A Common Stock within 90 calendar days.

The Subscription Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the issuance and sale of the shares of Class A Common Stock by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On July 23, 2020, the Company, Cole VII, David Ozer, Legend Capital Management, LLC, and Kevin Duncan entered into an Agreement and Addendum to the Credit Agreement and Operating Agreement of Landmark, pursuant to which the Company agreed to cause Landmark to prepay $2.5 million of the outstanding principal amount under the Credit Agreement on such date, accelerate the maturity date of the Credit Agreement by approximately one year to October 11, 2021, and to unconditionally guarantee to Cole VII the obligations of Landmark to pay, when and as due, the principal and interest due under the Credit Agreement. As a result of such prepayment, the aggregate principal amount of the commitment under the Credit Agreement was permanently reduced to $2.5 million. In consideration of the Company’s guarantee of Landmark’s obligations under the Credit Agreement, David Ozer transferred to the Company 2,500 common units of Landmark, increasing the Company’s ownership interest in Landmark from 51% to 53.5%.

Item 3.02	Unregistered Sales of Equity Securities

The disclosures included in Item 1.01 regarding the sale of the Class A Common Stock to the Investor are incorporated herein by reference to the extent required. The shares of Class A Common stock issued to the Investor were sold pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 406 promulgated thereunder.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits:

Exhibit No.	Description

10.1	Subscription Agreement, dated July 23, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2020	CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

	By:	/s/ William J. Rouhana, Jr.
Name: William J. Rouhana, Jr.
Title: Chief Executive Officer